                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                                   Focal, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    343909107
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 2 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-

               -----------------------------------------------------------------

                6.   Shared Voting Power
Beneficially
Owned By                     535,154

               -----------------------------------------------------------------

                7.   Sole Dispositive Power
Each
Reporting                    -0-

               -----------------------------------------------------------------

Person         8.    Shared Dispositive Power
With
                             535,154

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                535,154

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                4.0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 3 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3058675
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-

               -----------------------------------------------------------------

                6.   Shared Voting Power
Beneficially
Owned By                     535,154

               -----------------------------------------------------------------

                7.   Sole Dispositive Power
Each
Reporting                    -0-

               -----------------------------------------------------------------

Person         8.    Shared Dispositive Power
With
                             535,154

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                535,154

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                4.0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 4 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
       94-3167809
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             431,242
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             431,242
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                431,242

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                3.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 5 of 24 pages.
---------------------------------                -------------------------------





--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             431,242
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             431,242
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                431,242

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                3.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 6 of 24 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD MEDICAL PARTNERS, A CALIFORNIA PARTNERSHIP
       94-3141068
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             67,162
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             67,162
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                67,162

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 7 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD MEDICAL PARTNERS (1992), A CALIFORNIA PARTNERSHIP
       94-3170955
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             48,675
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             48,675
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                48,675

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.4%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 8 of 24 pages.
---------------------------------                -------------------------------





--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
       94-3062899
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             23,130
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             23,130
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                23,130

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 9 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
       94-3191510
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             20,808
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             20,808
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                20,808

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 10 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       YOGEN K. DALAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       534
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             534
               -----------------------------------------------------------------
Person
With            8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,010,868

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.6%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 11 of 24 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       F. GIBSON MYERS, JR.
-------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       32,826
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             32,826
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,043,160

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 12 of 24 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       19,906
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             19,906
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,030,240

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 13 of 24 pages.
---------------------------------                -------------------------------





--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                            (b) |X|

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       20,493
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             20,493
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,030,827

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 14 of 24 pages.
---------------------------------                -------------------------------




------ -------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,010,334

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.6%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 15 of 24 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       33,279
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             33,279
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,043,613

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes
        Certain Shares                                              [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 343909107                              Page 16 of 24 pages.
---------------------------------                -------------------------------





--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group          (a) [ ]|
                                                                 (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       30,922
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                            1,010,334
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             30,922
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             1,010,334
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,041,256

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                7.8%

------- ------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

------- ------------------------------------------------------------------------

ITEM 1.

        (a)  NAME OF ISSUER:

             Focal, Inc.

        (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4 Maguire Road
             Lexington, MA 02173

ITEM 2.

        (a)  NAME OF PERSONS FILING:

             Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield VII, a California Limited Partnership
             Mayfield VII Management Partners, a California Limited Partnership Mayfield Medical Partners, a California Partnership
             Mayfield Medical Partners (1992), a California Partnership Mayfield Associates Fund, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
             Kevin A. Fong
             Wendell G. Van Auken, III
             A. Grant Heidrich, III
             F. Gibson Myers, Jr.
             William D. Unger
             Michael J. Levinthal

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             c/o Mayfield Fund
             2800 Sand Hill Road
             Menlo Park, CA 94025

        (c)  CITIZENSHIP:

             The entities listed in Item 2(a) are California limited partnerships except for Mayfield Medical Partners and Mayfield Medical Partners (1992) which are California partnerships. The individuals listed in Item 2(a) are U.S. citizens.


                              Page 17 of 24 pages.

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share.

        (e)    CUSIP NUMBER:

               343909107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b, CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

ITEM 4. OWNERSHIP

        The information regarding ownership as set forth in Items 5-9 of Pages 2-16 hereto, is hereby incorporated by reference.

        For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

        Not applicable.

                              Page 18 of 24 Pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                    MAYFIELD VI INVESTMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                    MAYFIELD VII
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                    MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD MEDICAL PARTNERS (1992)
                                    A California Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory



                              Page 19 of 24 Pages

                                    MAYFIELD ASSOCIATES FUND
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD MEDICAL PARTNERS
                                     A California Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    YOGEN K. DALAL

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    WENDELL G. VAN AUKEN

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                               Page 20 of 24 Pages

                                    A. GRANT HEIDRICH, III

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 21 of 24 Pages

                                    EXHIBIT 1


Exhibit 1 "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 17, 1998.





                              Page 22 of 24 Pages


                                    EXHIBIT 2

                                                                                   PERCENT OF
                                                                                      CLASS
                                                                                  BENEFICIALLY
                                                                                  OWNED (DIRECT
                                                                                  AND INDIRECT)
 NAME OF REPORTING PERSON              (DIRECT)                (INDIRECT)              (1)
-----------------------------    ----------------------    -------------------   ----------------

Mayfield VI Investment
Partners, a California
Limited Partnership                     467,992 (2)             67,162 (4)               4.0%

Mayfield VI Management
Partners, a California                       -0-
Limited Partnership                                            535,154 (2)(4)            4.0%

Mayfield VII,
a California Limited                    382,567 (3)             48,675 (5)               3.2%
Partnership

Mayfield VII Management
Partners, a California                       -0-               431,242 (3)(5)            3.2%
Limited Partnership

Mayfield Medical Partners,
a California Partnership                 67,162 (4)               -0-                    0.5%


Mayfield Medical Partners
(1992), a California                     48,675 (5)               -0-                    0.4%
Partnership

Mayfield Associates Fund, a
California Limited                       23,130 (6)               -0-                    0.2%
Partnership

Mayfield Associates Fund II
, a California Limited                   20,808 (7)               -0-                    0.2%
Partnership

Yogen K. Dalal                              534 (9)          1,010,334 (8)               7.6%

F. Gibson Myers                          32,826 (9)          1,010,334 (8)               7.8%

Kevin A. Fong                            19,906 (9)          1,010,334 (8)               7.7%

William D. Unger                         20,493 (9)          1,010,334 (8)               7.7%

Wendell G. Van Auken, III                 -0-                1,010,334 (8)               7.6%

Michael J. Levinthal                     33,279 (9)(10)      1,010,334 (8)               7.8%

A. Grant Heidrich, III                   30,922 (9)          1,010,334 (8)               7.8%

Total                                 1,148,294                                          8.6%




                              Page 23 of 24 Pages

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 9/30/98.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(4) Represents shares held of record by Mayfield Medical Partners, of which Mayfield VI Investment Partners is a General Partner.

(5) Represents shares held of record by Mayfield Medical Partners (1992), of which Mayfield VII is a General Partner.

(6) Represents shares held of record by Mayfield Associates Fund.

(7) Represents shares held of record by Mayfield Associates Fund II.

(8) The individual Reporting Persons listed above are General Partners of Mayfield VII Management Partners, which is the general partner of Mayfield VII which is the General Partner of Mayfield Medical Partners (1992). The individual Reporting Persons listed above, except for Mr. Dalal, are also General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners, which is the General Partner of Mayfield Medical Partners. The individual Reporting Persons listed above are also General Partners of Mayfield Associates Fund II and, except for Mr. Fong and Mr. Dalal, are General Partners of Mayfield Associates Fund. Mr. Fong and Mr. Dalal are limited partners of Mayfield Associates Fund. The individual Reporting Persons listed above may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII, Mayfield VI Investment Partners, Mayfield Associates Fund, Mayfield Associates Fund II, Mayfield Medical Partners and Mayfield Medical Partners (1992) but disclaim such beneficial ownership.

(9) Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

(10) Excludes director options to purchase 1,795 shares, of which 263 shares become exercisable on a monthly basis and excludes options to purchase 3,959 shares, of which 104 shares become exercisable on a monthly basis.




                              Page 24 of 24 Pages